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                                                                    EXHIBIT 99


        SIMI VALLEY, Calif.--(BUSINESS WIRE)--Oct. 16, 1996--Eltron International Inc. (Nasdaq:ELTN) and Zebra Technologies Corp. (Nasdaq:ZBRA) Wednesday announced that they have executed a letter of intent providing for a merger of the two companies.

        The contemplated transaction will be structured as a pooling-of-interest, tax-free merger in which each of Zebra's common shares will be exchanged for 0.84 shares of Eltron common stock.

        Donald K. Skinner, chairman and chief executive officer of Eltron International, will become president and chief executive officer of the combined company, and Edward L. Kaplan, chairman and chief executive officer of Zebra Technologies, will serve as its chairman.

        The proposed merger is subject to a number of conditions, including satisfactory completion of due diligence, negotiation of a mutually satisfactory definitive merger agreement, receipt of fairness opinions from investment bankers, approval of the transaction by the shareholders of both companies, customary closing conditions and certain regulatory approvals, including the applicable Hart-Scott-Rodino review.

        The management of the two companies cited important benefits which should result from the merger, including the creation of the broadest line of printers in the industry, expanded distribution of both companies' current product offerings and opportunities to reduce costs through greater scale economies.

        On a pro-forma basis, the combined company would have generated sales in excess of $230 million in the 12 months ended June 30, 1996, would have more than $90 million in cash and a market value at current prices in excess of $900 million.

        "I believe that the combined company faces a wealth of opportunities to be the premier supplier of labeling solutions to the barcode, Auto ID and related industries," said Kaplan. "I believe that Don Skinner has the vision and drive to take this new company to the next level of excellence. This is an exceptionally positive transaction for Zebra," he added.

        "This is an outstanding combination from Eltron's perspective," Skinner said. "Eltron's ability to market its products will benefit from the global presence, brand name and worldwide distribution strength that our new partner Zebra has built. Our combined company will be stronger than either of us individually and will be well positioned for the future."

        Eltron International designs, manufactures and markets high-quality, low-cost label and plastic card printers, smart card printing systems, verifiers, software, label media and related accessories throughout the world. The company's corporate headquarters are located in Simi Valley.

        Zebra Technologies is the premier manufacturer and worldwide supplier of barcode labeling solutions, including on-demand printers, complementary supplies and software to business and industry. Zebra corporate headquarters are in Vernon Hills, Ill.